UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                            (Amendment No. _____)*


                           America's Car-Mart Inc.
------------------------------------------------------------------------------
                               (Name of Issuer)


                                 common stock
------------------------------------------------------------------------------
                        (Title of Class and Securities)


                                  03062T105
------------------------------------------------------------------------------
                                (CUSIP Number)


                              December 20, 2004
------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [X]     Rule 13d-1(b)

         [ ]     Rule 13d-1(c)

         [ ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------------------------------------------------------------------------------
CUSIP No. 03062T105                           SCHEDULE 13G                              Page 2 of
----------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------
(1)          NAMES OF REPORTING PERSONS
             Silvercrest Asset Management Group LLC
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) 13-4194623

----------------------------------------------------------------------------------------------------
(2)          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions):
                                                                       (a)  [ ]
                                                                       (b)  [ ]
----------------------------------------------------------------------------------------------------
(3)          SEC USE ONLY

----------------------------------------------------------------------------------------------------
(4)          CITIZENSHIP OR PLACE OF ORGANIZATION New York, U.S.A.

----------------------------------------------------------------------------------------------------
                                              (5)        SOLE VOTING POWER 463,811

                                              ------------------------------------------------------
                  NUMBER OF                   (6)        SHARED VOTING POWER
                    SHARES
                 BENEFICIALLY
                   OWNED BY                   ------------------------------------------------------
                     EACH                     (7)        SOLE DISPOSITIVE POWER
                  REPORTING
                    PERSON
                     WITH                     ------------------------------------------------------
                                              (8)        SHARED DISPOSITIVE POWER

----------------------------------------------------------------------------------------------------
(9)          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
             PERSON  463,811

----------------------------------------------------------------------------------------------------
(10)         CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES
             (See Instructions)                                             [ ]

----------------------------------------------------------------------------------------------------
(11)         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)    5.9%

----------------------------------------------------------------------------------------------------
(12)         TYPE OF REPORTING PERSON (See Instructions)  IA

----------------------------------------------------------------------------------------------------

Item 1(a).      Name of Issuer:
                America's Car-Mart Inc.


Item 1(b).      Address of Issuer's Principal Executive Offices:
                1501 Southeast Walton Blvd
                Bentonville, AR 72712


Item 2(a).      Name of Persons Filing:
                Silvercrest Asset Management Group LLC, Kim Campione


Item 2(b).      Address of Principal Business Office or, if None, Residence:
                1330 Avenue of the Americas
                New York, NY 10019


Item 2(c).      Citizenship:
                U.S.A.


Item 2(d).      Title of Class of Securities:
                common stock


Item 2(e).      CUSIP Number:
                03062T105


Item 3. If This Statement is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b), Check Whether the Person Filing is a:

(a)    [ ]  Broker or dealer registered under section 15 of the Act
            (15 U.S.C. 78o).

(b)    [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)    [ ]  Insurance company as defined in section 3(a)(19) of the Act
            (15 U.S.C. 78c).

(d)    [ ]  Investment company registered under section 8 of the Investment
            Company Act of 1940 (15 U.S.C. 80a-8).

(e)    [X]  An investment adviser in accordance with Section 240.13d-1
            (b)(1)(ii)(E);

(f)    [ ]  An employee benefit plan or endowment fund in accordance with
            Section 240.13d-1(b)(1)(ii)(F);

(g)    [ ]  A parent holding company or control person in accordance with
            Section 240.13d-1(b)(1)(ii)(G);

(h)    [ ]  A savings associations as defined in Section 3(b) of the Federal
            Deposit Insurance Act (12 U.S.C. 1813);

(i)    [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)    [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J);

Item 4.   Ownership.

     (a)  Amount Beneficially Owned:   463,811

     (b)  Percent of Class:   5.9%

     (c)  Number of shares as to which such person has:

          (i)    Sole power to vote or to direct the vote:   463,811

          (ii)   Shared power to vote or to direct the vote:

          (iii)  Sole power to dispose or to direct the disposition of:

          (iv)   Shared power to dispose or to direct the disposition of:

Item 5.   Ownership of Five Percent or Less of a Class.   NA

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.   Ownership of More than Five Percent on Behalf of Another
          Person.  NA


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or
          Controlling Person.   NA

Item 8.   Identification and Classification of Members of the Group.  NA

Item 9.   Notice of Dissolution of Group   NA

Item 10.  Certification

(a) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     1/27/2005
                                     ---------------------------------------
                                     Date


                                      /s/ Kim M. Campione
                                     ---------------------------------------
                                     Signature


                                     Kim M. Campione, Senior Vice President
                                     ---------------------------------------
                                     Name/Title